Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of the consolidated financial statements of LocatePlus Holdings Corporation for the year ended December 31, 2009 of our reports dated March 31, 2010 related to the financial statements and financials statement schedules for the two years ended December 31, 2009.

/s/ Livingston and Haynes
LIVINGSTON AND HAYNES, P.C
Wellesley, Massachusetts
March 31, 2010